UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  SCHEDULE 13G

                                 (Rule 13d-102)

                INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
               TO RULES 13D-1 (b)(c), AND (d) AND AMENDMENTS THERETO
FILED
                              PURSUANT TO RULE 13d-2(b)

                   Under the Securities Exchange Act of 1934
                             (Amendment No. )*

                                 Fargo Electronics
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                                (Name of Issuer)

                                  Common Stock
- ---------------------------------------------------------------------
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                         (Title of Class of Securities)

                                  30744P102
                        ------------------------------
                                 (CUSIP Number)

                                  December 3, 2004
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            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [X] Rule 13d-1(b)
     [_] Rule 13d-1(c)
     [_] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of
1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the
Notes).

                                  SCHEDULE 13G
=======================================================================
========
  CUSIP NO. 30744P102           ---------
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      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      THOMPSON, SIEGEL & WALMSLEY,INC.  54-0854396
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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]
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      SEC USE ONLY
 3
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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      COMMONWEALTH OF VIRGINIA
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                          SOLE VOTING POWER
                     5
     NUMBER OF            352900
      SHARES       ----------------------------------------------------
-------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             289500
                   ----------------------------------------------------
-------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             642400
      PERSON       ----------------------------------------------------
-------
                          SHARED DISPOSITIVE POWER
       WITH          8
- ---------------------------------------------------------------------
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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      642400
- ---------------------------------------------------------------------
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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
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---------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      5.1%
- ---------------------------------------------------------------------
---------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IA
- ---------------------------------------------------------------------
---------

                                  SCHEDULE 13G
=======================================================================
========

Item 1

(a)  Name of Issuer
         FARGO ELECTRONICS

     (b) Address of Issuer's Principal Executive Offices
          6533 FLYING CLOUD DRIVE
          EDEN PRAIRIE, MN  55344

Item 2

     (a) Name of Person Filing THOMPSON, SIEGEL & WALMSLEY, INC.

     (b) Address of Principal Business Office or, if none, Residence 5000 MONUMENT AVENUE, RICHMOND, VA 23230

     (c) Citizenship USA

     (d) Title of Class of Securities Common

     (e) CUSIP Number 30744P102


Item 3. If this statement is filed pursuant to (S)(S)240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     (a) [_] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

     (b) [_]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
78c).

     (c) [_] Insurance company as defined in section 3(a)(19) of the Act
              (15 U.S.C. 78c).

     (d) [_] Investment company registered under section 8 of the Investment
              Company Act of 1940 (15 U.S.C. 80a-8).

     (e) [X]  An investment adviser in accordance with
              (S)240.13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with
              (S)240.13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with
              (S)240.13d-1(b)(1)(ii)(G);

     (h) [_] A savings associations as defined in Section 3(b) of the Federal
              Deposit Insurance Act (12 U.S.C. 1813);

     (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the
Investment
              Company Act of 1940 (15 U.S.C. 80a-3);

     (j) [_]  Group, in accordance with (S)240.13d-1(b)(1)(ii)(J).


Item 4. Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a) Amount beneficially owned: 642400

     (b)  Percent of class:  5.1%

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote 289500

          (ii)  Shared power to vote or to direct the vote 352900

          (iii) Sole power to dispose or to direct the disposition of
642400

          (iv)  Shared power to dispose or to direct the disposition of

     Instruction. For computations regarding securities which represent a right to acquire an underlying security see (S)240.13d-3(d)(1).


Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [_]

Instruction: Dissolution of a group requires a response to this item.

                                  SCHEDULE 13G
=======================================================================
========
Item 6.  Ownership of More than Five Percent on Behalf of Another
Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item, and if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of the employee benefit plan, pension fund or endowment fund is not required.

SEE RESPONSE TO ITEM 5 ABOVE

Item 7.  Identification and Classification of the Subsidiary Which
Acquired the

         Security Being Reported on by the Parent Holding Company.
     If a parent holding company has filed this schedule, pursuant to Rule
13d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-1(c) or Rule
13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

N/A

Item 8.  Identification and Classification of Members of the Group.

     If a group has filed this schedule pursuant to (S)240.13d-
1(b)(1)(ii)(J),
so indicate under Item 3(j) and attach an exhibit stating the identity and Item
3 classification of each member of the group. If a group has filed this schedule pursuant to (S)240.13d-1(c) or (S)240.13d-1(d), attach an exhibit stating the identity of each member of the group.

N/A

Item 9.  Notice of Dissolution of a Group

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.


Item 10. Certification

     (a) The following certification shall be included if the statement is filed pursuant to (S)240.13d-1(b):
               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

     (b) The following certification shall be included if the statement is filed pursuant to (S)240.13d-1(c):
               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                             DECEMBER 8, 2004
                                              -------------------------
---------
                                                            Date

                                              /s/ A. Gordon Goodykoontz
                                              -------------------------
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                                                          Signature

                                              A. Gordon Goodykoontz/
                                              Chief Compliance Officer
                                              -------------------------
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                                                          Name/Title

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference.
The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See (S)240.13d-7 for other parties for whom copies are to be sent.

     Attention: Intentional misstatements or omissions of fact constitute
Federal criminal violations
     (See 18 U.S.C. 1001)